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                                                                Exhibit 99.1

OWENS-ILLINOIS ANNOUNCES COMMON STOCK OFFERING

     Toledo, Ohio, May 13, 1997 -- Owens-Illinois, Inc., (NYSE: OI) today announced the public offering of 14,750,000 shares of common stock at a price of $28.50 per share pursuant to a prospectus supplement under the company's $2.5 billion shelf registration of April 18, 1997. Managing underwriters for the common stock offering are Salomon Brothers Inc; Goldman, Sachs & Co.; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley & Co. Incorporated; and PaineWebber Incorporated.

     Proceeds from the common stock offering, combined with proceeds from proposed senior note offerings and additional borrowings under the company's amended bank credit facility, will be used to refinance outstanding public indebtedness. The refinancing plan is designed to reduce interest expense and long term debt, extend long term debt maturities, reduce the company's debt-to-equity ratio, and improve its financial flexibility.

     Final prospectuses relating to the common stock offering may be obtained by contacting:

                    Salomon Brothers Inc
                    Prospectus Department
                    7 World Trade Center
                    New York, NY 10048
                    telephone:  (212) 783-7000
                    fax:  (212) 783-2009

                               * * *

     This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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CONTACT:  Owens-Illinois, John Hoff, 419-247-1203












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